Exhibit 5.1

[Letterhead of Jones Day]

August 14, 2017

Peabody Energy Corporation

701 Market Street

St. Louis, Missouri 63101-1826

Re: Registration Statement on Form S-1 Filed by Peabody Energy Corporation

Ladies and Gentlemen:

We have acted as counsel for Peabody Energy Corporation, a Delaware corporation (the “Company”), in connection with the registration for resale from time to time, on a continuous or delayed basis, of (a) up to 18,401,275 shares (the “Series A Preferred Shares”) of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and (b) up to (1) 58,199,110 shares of Common Stock currently outstanding (the “Initial Common Shares”) and (2) the shares of Common Stock initially issuable upon the conversion of the Series A Preferred Shares (the “Preferred Conversion Shares” and, together with the Series A Preferred Shares and the Initial Common Shares, the “Securities”), in each case by the selling security holders identified in the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company to effect the registration of the Securities under the Securities Act of 1933 (the “Securities Act”) and to which this opinion has been filed as an exhibit.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Series A Preferred Shares are validly issued, fully paid and nonassessable.

2.	The Initial Common Shares are validly issued, fully paid and nonassessable.

3.	The Preferred Conversion Shares, when issued by the Company upon conversion of the Series A Preferred Shares pursuant to the terms and conditions of the Certificate of Designation of the Series A Preferred Stock, dated April 3, 2017, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

Peabody Energy Corporation

August 14, 2017

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day